UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
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KAMAN CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BLOOMFIELD, CONNECTICUT 06002
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SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 15, 2020
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March 23, 2020
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To our shareholders:
As you know, the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of Kaman Corporation (the “Company”) will be held on Wednesday, April 15, 2020, at our corporate headquarters located at 1332 Blue Hills Avenue, Bloomfield, Connecticut. We would like to address several concerns that have been raised in a proxy advisory report issued by Institutional Shareholder Services Inc. (“ISS”) on March 16, 2020 (the “ISS Report”), regarding Proposal 2 - An Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers in our definitive proxy statement relating to the Annual Meeting (the “Say-on-Pay Proposal”), which was filed with the Securities and Exchange Commission on February 28, 2020 (the “Proxy Statement”).
The ISS Report recommends that shareholders vote “AGAINST” the Say-on-Pay Proposal. In explaining the rationale for its voting recommendation, the ISS Report states that its quantitative pay-for-performance screen yields a “medium” level of concern, indicating a misalignment between CEO pay and Company performance, but that its qualitative review of the Company’s compensation program identified additional factors that reinforce the quantitative misalignment; these factors raised ISS's level of concern from “medium” to “high.” This appears to have led to the negative voting recommendation. As discussed more fully below, we do not agree with ISS’s assessment of the Company’s compensation program and the resulting negative voting recommendation, and we would like to provide you with our views regarding ISS’s concerns to help inform your vote on the Say-on-Pay Proposal.
As an initial matter, we note that the proxy advisory firm Glass, Lewis & Co. (“Glass Lewis”), in its report issued on March 10, 2020, is recommending that shareholders vote “FOR” the Say-on-Pay proposal. In the summary of its analysis, Glass Lewis writes that, “the company maintains an overall reasonable compensation program which has continued to align executive pay with performance.” We believe that Glass Lewis got it right, and we urge all shareholders to vote “FOR” our Say-on-Pay Proposal.
ISS Concerns and Company Responses
ISS Concern #1 - Free Cash Flow Target Set Lower Than Actual Performance in Previous Year and Maximum Payout Earned Against Lowered Performance Target. The ISS Report acknowledges that the Company’s annual incentive program is based on objective financial metrics with a fully disclosed formula, but it expresses concern that the free cash flow target for 2019 was set below the actual level of free cash flow generated by the Company during 2018, resulting in a maximum payout for that component in respect of the Company’s 2019 performance.
Company Response. We believe the 2019 free cash flow target represented a rigorous but attainable financial objective when measured against the Company’s 2019 financial plan. 2018 free cash flow is not an appropriate comparison for the 2019 target because the Company’s 2018 free cash flow of $158.2 million included $97.2 million in non-recurring advance payments received under a $324 million multi-year Joint Programmable Fuze contract with a foreign government. Accordingly, in setting the financial targets for 2019, management reviewed the anticipated performance of the business and established a free cash flow target that was in line with the forecasted performance of the Company, which did not include a recurrence of the $97.2 million advance payment received in 2018, as the receipt of these funds was a discrete event associated with the signing of the contract in that period and the absence of which had no bearing on the relative health or profitability of the business. This resulted in a free cash flow target for 2019 of $74.5 million, which was below the actual free cash flows for 2018 but still approximately $13.5 million, or 22%, above the 2018 level of free cash flow when adjusted to exclude the $97.2 million in advance payments. In light of the foregoing, the Company believes that the 2019 free cash flow target was both appropriate and challenging and ISS's apparent conclusion that the Company somehow lowered its performance targets year over year from 2018 to 2019 is incorrect.
ISS Concern #2 - Delay in Long-Term Cash Payout Determination Hinders Investors’ Ability to Assess Pay and Performance. The ISS Report expresses concern that the Company continues to maintain a long-term incentive program that provides for delayed long-term cash payouts, allegedly making it difficult for shareholders to assess the current alignment of CEO pay and Company performance.
Company Response. The Company has followed this approach for years while simultaneously receiving overwhelmingly favorable say on pay results. We believe our financial disclosures have been transparent, made in full compliance with applicable SEC disclosure rules and regulations and provide shareholders an ample basis to assess the current alignment of CEO pay and Company performance.
As discussed in the Proxy Statement, the Company’s long-term incentive performance, or LTIP, awards have been based on the Company’s actual financial performance during a three-year performance period, as compared to the financial performance of the companies comprising the Russell 2000 Index for the same performance period. Historically, the Compensation Committee has chosen to use the companies comprising the Russell 2000 Index as the most appropriate comparator because we believe this is the most likely group that current and potential shareholders would use to evaluate the Company in making their investment decisions and the disparity of the Company’s two business segments precluded us from developing a more relevant peer group of similarly situated companies.
One of the consequences of using the companies comprising the Russell 2000 Index as comparators is that we are unable to determine the level of achievement under the LTIP awards until a sufficient number of Russell 2000 companies report their earnings, which does not occur until well after the Company files its annual proxy statement. Each year, we explain this in some detail, and we include a good faith estimate of the likely payouts based upon the information available at the time our proxy statement is filed. ISS has located the estimates in our proxy statements and included them in its analysis. Indeed, ISS’s 2018 report expressly noted that “the company has provided estimates in its discussions which appear to be reasonably near the actual payouts.”
ISS Concern #3 - Long-Term Incentive Plan Does Not Facilitate Share Ownership Beyond Relatively Low Guidelines. Finally, the ISS Report expresses concern that the Company’s long-term incentive compensation is paid in the form of cash as long as the particular Named Executive Officer has met his or her applicable stock ownership requirement. While acknowledging that the CEO’s stock ownership is well above the minimum requirement, the ISS report notes that some investors may question whether the design of the cash program facilitates long-term alignment with shareholders.
Company Response. As noted above, the ISS Report acknowledges that our CEO’s actual stock ownership is well above the minimum requirement, but it doesn’t indicate by how much. As set forth in the Beneficial Ownership Table set forth on page 20 of the Proxy Statement, our CEO, Mr. Keating, was the beneficial owner of 224,998 shares of Company stock, having a value of approximately $14.8 million, as of December 31, 2019. This is close to 15X Mr. Keating’s annual base salary. We respectfully suggest that the design of the Company’s long-term compensation program with respect to the vehicle of payment is not what matters under the actual circumstances. What really matters is Mr. Keating’s actual stock ownership, which clearly is in alignment with the long-term interests of our shareholders.
Going Forward in 2020
As highlighted in the Proxy Statement, we sold our distribution business during the third quarter of 2019 in order to refocus the Company as a manufacturer of aerospace and other highly engineered products. With the acquisition of Bal Seal Engineering in January of 2020, the transformation of the Company is well underway. In recognition of the Company’s ongoing transformation, the Compensation Committee has commenced a complete review of the

Company’s executive compensation program, the results of which will influence and govern the compensation process going forward. As part of its review, the Compensation Committee will consider the issues and concerns noted in the ISS Report, and it would be premature to commit to any particular changes at this time.
That said, the Compensation Committee has a long track record of designing and maintaining an executive compensation program that is appropriately linked to Company performance and aligned with best practices, and the Company’s recent Say-on-Pay voting results clearly demonstrate that shareholders overwhelmingly approve of the Committee’s oversight and the executive compensation program. As discussed in the Proxy Statement, in each of the last five years, the Company’s say-on-pay proposals received the favorable vote of no less than 94% of the votes cast, with the favorable vote of no less than 98% of the votes cast during each of the last four years.
Closing Remarks
The Compensation Committee of our Board of Directors is firmly committed to a pay-for-performance compensation philosophy, take their responsibilities seriously, and make their decisions with the advice of the committee’s independent compensation consultant with the best long-term interests of the Company and its stockholders in mind. We are extremely disappointed to have received a negative say-on-pay recommendation from ISS, and we firmly believe that our executive compensation program deserves your continued support.
We strongly encourage you to vote “FOR” our Say-on-Pay proposal.
Sincerely,
The Compensation Committee of
The Board of Directors of
Kaman Corporation